Leatt Corp Announces Record Breaking Results for First Quarter 2021

Best Quarter in Company's History;

71% Increase in Global Revenues to $12.9 million;

469% Increase in Net Income to $2.1 million

CAPE TOWN, South Africa, (May 12, 2021) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced record financial results for the first quarter of 2021. All financial numbers are in U.S. dollars.

First Quarter 2021 and Recent Highlights:

• Record first quarter revenues of $12.9 million, up 71%, compared to the 2020 first quarter

• Record first quarter net income of $2.1 million, up 469%, compared to the 2020 first quarter

• Total operating expenses increased 10%, while revenues increased by 71%

• Income from operations of $2.8 million, up 460%, compared to the 2020 first quarter

• Cash and cash equivalents increased to $3.8 million, compared to $1.4 million in 2020

• Earnings per share increased to $0.38, up 443%, compared to $0.07 in the 2020 first quarter

CEO Sean Macdonald commented, "We are pleased that our strong 2020 performance trend has continued into the 2021 first quarter, with record-breaking results. Traditionally a slower quarter of the year, the 2021 first quarter saw a 71% increase in revenue, compared to a year ago, with revenue growth across our full 'head-to-toe' range of products for MTB and off-road MOTO in North America and abroad. We saw surging growth in most of our products, particularly body armor, MTB and MOTO helmets and footwear, including boots and shoes, with encouraging growth in neck brace revenues. This was the best quarter in our Company's history, which we believe is a strong testament to our evolving and robust business model and the fantastic work done by our entire team.

"The numbers for the first quarter were remarkable: Global first quarter revenues were $12.9 million, first quarter net income was $2.1 million, an increase of 469% compared to a year ago. Margins remained consistent with last year at 47%, which has been a challenge as we continue to actively manage manufacturing and logistics costs amid rising raw materials and shipping costs in Asia.

"Leatt's strong performance is the result of more than a decade of innovative and consumer focused work, with a dedication to excellence that is returning dividends.  We are extremely encouraged with the momentum that our brand and products have achieved in the marketplace and our increasing value to our partner dealers and distributors around the world."

Founder and Chairman Dr. Christopher Leatt remarked, "Our team of product developers and engineers, as well as our team riders, continue to strive for excellence. As we build out our categories, we continue to refine our 'head-to-toe' offering with products that offer the riding community sustained value add and the confidence to push themselves further with gear they can rely on."

Financial Summary

Total revenues for the first quarter of 2021 increased to $12.9 million, up 71%, compared to $7.5 million for the first quarter of 2020.

The increase in the first quarter of 2021 was driven by a 48% increase in neck brace sales, a 79% increase in body armor sales, a 109% increase in helmet sales, and a 47% increase in sales of other products, parts, and accessories.  We are very pleased with the performance of our Neck Brace products which continues to generate a higher gross margin than our other product categories.

First quarter income from operations increased to $2.8 million, up 460%, compared to $491,893 for the first quarter of 2020.

Net income for the first quarter of 2021 was $2.1 million, or $0.38 per basic and $0.34 per diluted share, compared to $362,448, or $0.07 per basic and $0.07 per diluted share, for the three months ended March 31, 2020.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At March 31, 2021, the Company had cash and cash equivalents of $3.8 million, a current ratio of 2.8:1, and there was no long-term debt.

Business Outlook

Mr. Macdonald added: "This was a brilliant quarter for Leatt, especially coming at what has been a traditionally slower time and after a record breaking fourth quarter of 2020. The continued demand for our exceptional protective gear clearly demonstrates the tremendous traction as a "head-toe" off-road motorcycle and mountain biking brand that Leatt has continued to achieve with consumers participating extensively in outdoor activities despite the COVID-19 pandemic. This surge towards outdoor activities is a trend that we expect to continue.

"Our strategy of building a global consumer brand and a pipeline of award-winning, cutting-edge and innovative protective gear that appeals to a wide range of riders is working exceptionally well. We will continue on this path, investing in a superior professional sales and marketing staff that we believe will fuel additional growth now and in the future. Furthermore, we are growing sustainably. We are managing our working capital, re-investing our cash in operations, and strengthening our balance sheet.

"We look forward to presenting our 2022 product lineup to consumers during the second half of 2021 and are already very encouraged by the initial ordering sentiment from our distributors and dealers worldwide."

Conference Call

The Company will host a conference call at 10:00 am ET on Wednesday, May 12, 2021, to discuss the 2021 first quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13719613

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to deliver, and financially benefit from global market acceptance of, its pipeline of new revolutionary branded products; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its ability to mitigate the future impact of COVID-19 on the Company's business operations; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:
Investor Relations
Investor-info@leatt.com
(917)-841-8371

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	March 31, 2021	December 31, 2020
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$3,785,924	$2,967,042
Short-term investments	58,258	58,257
Accounts receivable, net	4,160,676	7,173,829
Inventory, net	9,929,554	9,670,036
Payments in advance	722,930	805,098
Income tax refunds receivable	-	2,964
Prepaid expenses and other current assets	4,047,264	2,109,190
Total current assets	22,704,606	22,786,416

Property and equipment, net	2,839,429	3,052,276
Operating lease right-of-use assets, net	245,185	285,932
Deferred tax asset, net	78,700	78,700

Other Assets
Deposits	33,574	33,699

Total Assets	$25,901,494	$26,237,023

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,707,207	$8,008,925
Operating lease liabilities, current	212,869	207,824
Income taxes payable	1,791,397	1,654,200
Short term loan, net of finance charges	439,834	677,601
Total current liabilities	8,151,307	10,548,550

Deferred compensation	260,000	240,000
Operating lease liabilities, net of current portion	32,316	78,108

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,430,374 shares issued and outstanding	130,111	130,111
Additional paid - in capital	8,393,178	8,338,158
Accumulated other comprehensive loss	(591,052)	(562,700)
Retained earnings	9,522,634	7,461,796
Total stockholders' equity	17,457,871	15,370,365

Total Liabilities and Stockholders' Equity	$25,901,494	$26,237,023

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended
	March 31
	2021	2020
	Unaudited	Unaudited

Revenues	$12,896,475	$7,541,874

Cost of Revenues	6,844,521	4,018,421

Gross Profit	6,051,954	3,523,453

Product Royalty Income	24,810	1,477

Operating Expenses
Salaries and wages	924,537	844,606
Commissions and consulting expenses	220,662	83,436
Professional fees	337,755	321,587
Advertising and marketing	517,580	624,203
Office lease and expenses	87,373	73,814
Research and development costs	405,105	388,204
Bad debt expense (recovery)	65,825	(14,980)
General and administrative expenses	528,599	520,115
Depreciation	236,535	192,052
Total operating expenses	3,323,971	3,033,037

Income from Operations	2,752,793	491,893

Other Expenses
Interest and other income (expenses), net	(4,007)	(8,629)
Total other expenses	(4,007)	(8,629)

Income Before Income Taxes	2,748,786	483,264

Income Taxes	687,948	120,816

Net Income Available to Common Shareholders	$2,060,838	$362,448

Net Income per Common Share
Basic	$0.38	$0.07
Diluted	$0.34	$0.07

Weighted Average Number of Common Shares Outstanding
Basic	5,430,374	5,386,723
Diluted	6,118,129	5,534,890

Comprehensive Income
Net Income	$2,060,838	$362,448
Other comprehensive income, net of $0 income taxes in 2021 and 2020
Foreign currency translation	(28,352)	(312,287)

Total Comprehensive Income	$2,032,486	$50,161

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

	2021	2020
Cash flows from operating activities
Net income	$2,060,838	$362,448
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	236,535	192,052
Stock-based compensation	55,020	65,942
Bad debts reserve	63,111	(17,572)
Inventory reserve	(23,044)	(49,610)
(Gain) Loss on sale of property and equipment	457	(351)
(Increase) decrease in:
Accounts receivable	2,950,042	(540,004)
Inventory	(236,474)	1,567,803
Payments in advance	82,168	(237,787)
Prepaid expenses and other current assets	(1,938,074)	(404,733)
Income tax refunds receivable	2,964	-
Deposits	125	1,412
Increase (decrease) in:
Accounts payable and accrued expenses	(2,301,718)	(1,394,321)
Income taxes payable	137,197	50,816
Deferred compensation	20,000	20,000
Net cash provided by (used in) operating activities	1,109,147	(383,905)

Cash flows from investing activities
Capital expenditures	(34,272)	(89,899)
Proceeds from sale of property and equipment	-	351
Increase in short-term investments, net	(1)	(6)
Net cash used in investing activities	(34,273)	(89,554)

Cash flows from financing activities
Proceeds from note payable to bank, net	-	200,000
Proceeds from (repayments of ) short-term loan, net	(237,767)	(130,643)
Net cash provided by (used in) financing activities	(237,767)	69,357

Effect of exchange rates on cash and cash equivalents	(18,225)	(223,872)

Net increase (decrease) in cash and cash equivalents	818,882	(627,974)

Cash and cash equivalents - beginning of period	2,967,042	2,072,864

Cash and cash equivalents - end of period	$3,785,924	$1,444,890

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$9,323	$9,255
Cash paid for income taxes	$550,000	$70,000

Other noncash investing and financing activities
Common stock issued for services	$55,020	$65,942